Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2013 (except for Note 12, as to which the date is September 3, 2013), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-190194) and related Prospectus of Five Prime Therapeutics, Inc. for the registration of its common stock.

Ernst & Young LLP

Redwood City, California

September 3, 2013

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 12 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California

September 3, 2013